Exhibit 99.1

WebEx Completes Acquisition of Intranets.com

SANTA CLARA, Calif., September 9, 2005—WebEx Communications (Nasdaq: WEBX), the leading provider of on-demand web meeting applications, today announced that it has completed the previously announced acquisition of privately held Intranets.com of Burlington, Massachusetts. Under the terms of the agreement, the total cash consideration, subject to holdback provisions, is approximately $45 million for which WebEx will obtain all outstanding shares and all outstanding warrants and options of Intranets.com will be cancelled. Intranets.com has become a wholly owned subsidiary of WebEx.

About WebEx Communications
WebEx Communications, Inc. is the leading provider of collaborative web meeting applications and services. WebEx applications are used across the enterprise in sales, support, training, marketing, engineering and product design. WebEx delivers its suite of web meeting applications over the WebEx MediaTone Network, a global network specifically designed for secure, real-time web communications. WebEx Communications is based in Santa Clara, California and has regional headquarters in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com for more information.

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